Exhibit 10(xxxix)

Executive Service Contract: John Charlton

THIS AGREEMENT dated 8th May 1998 is made BETWEEN:

(A)	The First Employer: Hanson White Group Limited, a company incorporated in England and Wales and registered under number 3220599 whose registered office is at 9th floor, Wettern House, 56 Dingwall Road, Croydon, CR0 0XH (the “First Employer”); and

(B)	The Second Employer: UK Greetings Limited, a company incorporated in England and Wales and registered under number 3480710 whose registered office is at Mill Street East, Dewsbury, West Yorkshire WF12 9AW (c/o Carlton Cards Limited) (the “Second Employer”); and

(C)	The Employee: John Charlton of Englefield Lodge, Middle Hill, Englefield Green, Surrey TW20 0JR (“You”).

WHEREAS

(1)	UK Greetings Limited has agreed to purchase the entire share capital of Hanson White Group Limited from, inter alia, John Charlton under an agreement of the same date as this agreement (the “Share Purchase Agreement”).

(2)	The parties have agreed that conditional on the Closing of the stock purchase (as defined in the Share Purchase Agreement) and following the Closing Date (as defined in the Share Purchase Agreement), John Charlton will continue to be employed by Hanson White Group Limited as sale Managing Director of that company for a period of six months from the Closing Date or less if agreed between the parties on the terms and conditions set out below. Thereafter, Hanson White Group Limited will be replaced as John Charlton’s employer by UK Greetings Limited and John Charlton will thereafter instead be employed on the terms and conditions set out below by UK Greetings Limited as sole Managing Director of UK Greetings Limited (and will no longer be employed by Hanson White Group Limited, whether or not he retains any office in Hanson White Group Limited), without giving rise to any claim on the part of John Charlton for damages or compensation in respect of this change.

IT IS NOW AGREED as follows

1.	Employment

1.1	Conditional on Closing pursuant to the Share Purchase Agreement, your employment under this Agreement by the First Employer (the “First Employment”) will commence on the date hereof (the “Commencement Date”) and (subject to earlier termination as provided in this Agreement) will continue for a fixed period of 6 months or such lesser period as is agreed between you and the First and Second Employers (together the “Employers”). At the end of this period, the Second Employer will replace the First Employer as your employer and your employment under this Agreement by the Second Employer (the “Second Employment”) will continue (subject to earlier termination as provided in this Agreement) for a fixed period up to and including the day before the third anniversary of the date hereof (the “Fixed Period”) and thereafter until terminated by you giving the Second Employer 3 months’ prior written notice or

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by the Second Employer giving you 12 months’ prior written notice, such notice to expire on or after the end of the Fixed Period. Notwithstanding the above, the substitution of the Second Employer as your employer in place of the First Employer shall not operate so as to transfer any accrued liabilities or rights of the First Employer to the Second Employer.

1.2	The First and Second Employments together are hereafter referred to as the “Employment”. References hereafter to the “Employer” shall mean the First Employer during the period of the First Employment and the Second Employer during the period of the Second Employment.

1.3	Your previous employment with the First Employer, which began on 1st December 1985, counts as part of your period of continuous employment with the Group.

1.4	During the First Employment the First Employer will employ you, and you will work, as the sole Managing Director of the First Employer. During the Second Employment the Second Employer will employ you, and you will work, as the sole Managing Director of the Second Employer.

1.5	You will (without further remuneration), if and for as long as the Reporting Officer reasonably requires, during this Agreement:

1.5.1	carry out duties for the benefit of or on behalf of any Group Company; and/or

1.5.2	hold any office and/or other appointment in or on behalf of the Group.

1.6	You will, at all times during the period of this Agreement:

1.6.1	devote the whole of your time, attention and ability during your hours of work (as set out in Clause 1.7) to the duties of your employment;

1.6.2	faithfully and diligently perform your duties and exercise only such powers as are consistent with them;

1.6.3	obey all and any lawful and reasonable directions of the Reporting Officer;

1.6.4	act in accordance with the Memorandum and Articles of Association of the Employer or, where acting pursuant to Clause 1.5, of the relevant Group Company;

1.6.5	use all reasonable endeavours to promote the interests of the Group; and

1.6.6	keep the Reporting Officer promptly and fully informed (in writing if so requested) of your conduct of the business or affairs of the Group and provide such explanations as the Reporting Officer may reasonably require.

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1.7	Your hours of work are the normal hours of business of the Employer together with such additional hours as may be reasonably necessary for you to perform your duties properly.

1.8.	Your normal place of work is the Employer’s head office, initially at 9th floor, Wettern House, 56 Dingwall Road, Croydon, CR0 0XE, and/or such other place(s) of business of the Employer or Group inside the M25 motorway ring as the Reporting Officer may reasonably require from time to time. You will, if and for as long as reasonably required by the Reporting Officer, make visits in the ordinary course of your duties to such places anywhere in the world as he may specify to the extent reasonably necessary or expedient for the proper performance of your duties provided that you shall not be required to work outside the United Kingdom for any single period in excess of 4 weeks or for more than 90 days in aggregate in any single 12 month period.

1.9	During the Employment you will not without the prior written consent (not to be unreasonably withheld or delayed) of the Reporting Officer be employed, engaged, concerned or interested directly or indirectly in any trade or business or hold any public office, directorship or occupation other than in the business of the Employer and the Group Companies (provided that you are permitted to hold as a passive investor only not more than 5% of the issued ordinary shares of any company of a class which are listed or traded on the London Stock Exchange or other investment exchange permitted by the Reporting Officer).

2.	Pay

2.1	During the Employment, the Employer will pay you a basic salary at the rate of £135,000 each year (or such higher rate as may be awarded to you pursuant to Clause 2.2) which will accrue from day to day and be payable in equal monthly or twice-monthly instalments in arrears on such working day or days of each month as are designated for such purposes by the Employer (the “Base Salary”). The Base Salary is inclusive of all and any fees receivable by you as the holder of offices or appointments within the Group or on behalf of the Employer or any Group Company.

2.2	On or about 1st May 1999 and each subsequent anniversary, your Base Salary will be reviewed by the Reporting Officer and the rate of Base Salary then payable may be increased by the Employer with effect from the date of such review by such amount (if any) as the Reporting Officer may recommend.

2.3	You are also eligible to participate in the American Greetings Key Management Annual Bonus Plan (the “Annual Bonus Plan”) and the Key Management Special Three-Year Super Bonus Plan (the “Special Three-Year Super Bonus Plan”) and any of their successors from time to time (the “Plans”) in accordance with the rules of such plans as amended from time to time subject to the provisions of Clause 2.4 below. The rules of the Special Three-Year Super Bonus Plan for the fiscal years 1998, 1999 and 2000 (which runs from 1st March 1997 to 28th February 2000) and the present rules of the Annual Bonus Plan as they apply to you are set forth in Appendix A, save that:

2.3.1	for the fiscal year 1999 (1st March 1998 to 28th February 1999) your target bonus will be 30% of £135,000;

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2.3.2	for fiscal year 2000 (1st March 1999 to 28th February 2000) your target bonus will be 30% of the amount of Base Salary under Clause 2.1 paid during the fiscal year 2000;

2.3.3	in relation to the Annual Bonus Plan your target financial goal for fiscal year 1999 will be determined by reference to the performance of Hanson White Group Limited and for fiscal year 2000 will be determined by reference to the performance of UK Greetings Limited; and

2.3.4	in relation to the Special Three-Year Super Bonus Plan for the fiscal years 1998, 1999 and 2000 your target financial goals for fiscal year 1999 will be determined by reference to the performance of Hanson White Group Limited and UK Greetings Limited and for fiscal year 2000 will be determined by reference to the performance of UK Greetings Limited and the consolidated American Greetings Corporation.

2.4	In the event that your Employment is terminated by the Employer (other than pursuant to Clause 10.2) with effect from a date during the First Employment or Fixed Period, your entitlement under the Plans will be as follows (notwithstanding any rule of the Plans to the contrary):

2.4.1	in relation to the Annual Bonus Plan for the fiscal year during which the Employment is terminated, you will be entitled to 100% of your target bonus whether or not the target financial goals are achieved or exceeded and notwithstanding the fact that the Employment has terminated prior to the end of the fiscal year and prior to the date on which bonuses are awarded under this Plan, such entitlement accruing and becoming due on the date of termination of the Employment;

2.4.2	in relation to the Special Three-Year Super Bonus Plan for the fiscal years 1998, 1999 and 2000, if the Employment is terminated during the fiscal year 1999, you will not be entitled to any bonus. If the Employment is terminated during the fiscal year 2000, it will be deemed that both target financial goals have been met in 2000 and provided each target financial goal is met in 1999, you will be entitled to 60% of the target bonus, notwithstanding the fact that the Employment has terminated prior to the end of the fiscal year 2000 and prior to the date on which bonuses are awarded under this Plan, such entitlement accruing and becoming due on the date of termination of the Employment;

and for the avoidance of doubt, the above Clauses 2.4.1 and 2.4.2 will not apply in the event that the Employment is terminated by the Employer in accordance with Clause 10.2 or if you resign from the Employment. For the avoidance of doubt resignation from the office of director whilst remaining in employment with the Employer shall not constitute resignation from the Employment for these purposes.

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3.	Fringe Benefits

3.1	The Employer will provide you (for your business use and your reasonable private use) with a car of such make, model, age and specification as you may select in accordance with the Employer’s car policy from time to time. The Employer will pay for all standing and running expenses of the car excluding the cost of fuel for private use of the car outside the UK and excluding any additional insurance costs associated with private use of the car outside the UK (and excluding any income tax payable by you on this benefit). The Employer will replace your company car periodically in accordance with its car policy from time to time. You must comply with all the Employer’s rules from time to time regarding company cars, hold a current driving licence or ensure that you have available to you during your hours of work for your use on the Employer’s business and at your own expense a driver holding a current driving licence, notify the Employer immediately of any accidents involving the car and of any charges of driving offences made against you (whether or not while on the Employer’s business) and return the car to the Employer at its head office in as good a condition as that in which it was originally supplied to you (subject to reasonable wear and tear) immediately when the Employment ends.

3.2	You are entitled, by written notice given to the Reporting Officer on or within 7 days after the Commencement Date or by giving 3 months’ prior written notice to the Reporting Officer to expire on the replacement date of any company car provided to you under Clause 3.1, to elect in substitution for your entitlement under Clause 3.1 to receive a non-pensionable, taxable car allowance of £15,000 per annum (or such higher rate as is payable in accordance with Clause 3.3) paid in equal monthly or twice-monthly instalments with your Base Salary. If you elect to receive this allowance, you agree that you will procure the availability at all times of a car which is suitable (in terms of age, make, specification and model) for use by you on the Employer’s business, that you will ensure (at your expense) that the car is properly insured, maintained and repaired for such use and that all standing and running expenses will be for your own account.

3.3	The car allowance referred to in Clause 3.2 will be altered if and when and by the same percentage as the percentage by which the cost to the Employer of providing such car as you are entitled to under Clause 3.1 (and if the car is leased, this shall be the invoiced lease cost inclusive of VAT) alters, provided that the allowance will not be reduced below £15,000 per annum.

3.4	You (and, in the case of private medical expenses insurance, your spouse and dependant children under 25 in full time education) are entitled to participate in the private medical expenses insurance and any long term incapacity plan provided by the Employer from time to time for the benefit of employees, subject always to the rules of the relevant schemes and provided that such entitlement will be no less favourable than that provided to you by the First Employer immediately prior to the Commencement Date.

3.5	The Employer will provide you with death-in-service life assurance cover of four times your Base Salary at the rate payable to you at the date of your death, subject to the terms of the insurance policy or scheme from time to time.

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3.6	During the Employment, the Employer will contribute in twelve equal monthly instalments each year an amount equal to the greater of £26,250 and 15% of your Base Salary (at the rate then payable) for your benefit to any company pension scheme set up by or on behalf of the Employer or the Group (provided you are eligible to be a member) subject to the rules of any such scheme and Inland Revenue contribution limits from time to time.

4.	Expenses

4.1	The Employer will reimburse you in arrears for your ordinary and necessary travelling, telephone, hotel, entertainment and other business expenses incurred in the course of your duties provided that you comply with the Employer’s regulations from time to time in this respect and provide the Reporting Officer with receipts or other proof of payment as the Reporting Officer may reasonably require.

5.	Holiday

5.1	In addition to public holidays, you are entitled to 25 working days’ holiday without loss of pay in each holiday year (which runs from 1st January to 31st December) to be taken at such time or times as may be authorised in advance by the Reporting Officer. You may not, except with prior permission from the Reporting Officer, carry forward any unused part of your holiday entitlement to a subsequent holiday year.

5.2	Your entitlement for the first and last holiday year of your employment under this Agreement will be the number of working days which is the same proportion of 25 as the period of your employment during that year is of a whole calendar year, rounded down to the nearest whole day. Unless your Employment is terminated pursuant to Clause 10, you will be entitled on termination to pay in lieu of any unused holiday entitlement. If you have taken holiday in excess of your accrued entitlement on termination of your Employment, you will be required to repay any excess Base Salary you have received for such holiday. The basis for payment and repayment is 1/365th of your Base Salary for each day.

6.	Incapacity

6.1	If you are absent from work because of illness, mental disorder or injury (“Incapacity”), you must report that fact immediately to the Reporting Officer and, after seven continuous days’ absence, provide medical practitioners’ certificate(s) of your Incapacity and its cause for Statutory Sick Pay purposes covering the whole period of your absence. For Statutory Sick Pay purposes, your qualifying days are your normal working days.

6.2	If you are absent from work due to Incapacity and have complied with the provisions of Clause 6.1, you will continue to be paid your Base Salary for up to 130 working days’ absence (excluding Saturdays, Sundays and public holidays) in any period of 12 consecutive months and, thereafter, such part of your Base Salary, if any, as the Reporting Officer, in his/her absolute discretion, determines from time to time provided that any such payment will not be less than and will be deemed to include all and any Statutory Sick Pay to which you are entitled and any Social Security Sickness Benefit or other state benefits recoverable by you

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(whether or not recovered) may be deducted from such payment. If your absence exceeds 30 consecutive days, the Employer will be entitled to appoint a temporary replacement to cover your absence.

6.3	You will, whenever requested by the Reporting Officer, submit to examination by a medical practitioner selected and paid for by the Employer. You hereby authorise such medical practitioner to disclose to and discuss with the Reporting Officer any matters which, in the medical practitioner’s opinion, might hinder or prevent you (if during a period of Incapacity) from returning to work for any period or (in other circumstances) from properly performing your duties at any time.

7.	Confidentiality and Integrity

7.1	You agree that you will not directly or indirectly solicit, receive, obtain or offer any discount, rebate, commission, entertainment or other inducement (whether in cash or in kind) to or from any customer, supplier or potential customer or supplier or intermediary which is not authorised by regulations or guidelines from time to time governing dealings by executives on behalf of the Employer or, if you do, that you will account immediately to the Employer for the amount so received.

7.2	Without prejudice to your obligations at common law, your obligations concerning the preservation of the confidential information of the Employer and its Group Companies are in the terms set forth in the Carlton Cards Employee Handbook (as amended from time to time, with reference therein to the “Company” read as referring to the Employer and amended to apply in respect of the confidential information of the Employer and its Group Companies).

7.3	You agree not at any time during or after your Employment to make any untrue or misleading statement relating to the Employer or its Group Companies.

8.	Intellectual Property

8.1	Subject to sections 39 to 43 of the Patents Act 1977, in relation to each and every invention, copyright work, design or technical know-how conceived or made by you alone or with others in the course of your employment, you will:

8.1.1	promptly disclose full details, including any drawings and models, of it to the Employer and the Reporting Officer but to no other person;

8.1.2	hold it in trust for the Employer and, at the request of the Reporting Officer and at the Employer’s expense, do all things necessary or desirable to vest property of it fully in the Employer and/ or to enable the Employer or its nominee to exploit it for commercial purposes and/ or to secure patent or other appropriate forms of protection for it anywhere in the world. Decisions as to its protection and exploitation will be at the sole discretion of the Reporting Officer;

8.1.3	permit the Reporting Officer (whom you hereby irrevocably appoint as your attorney for this purpose) to execute documents, to use your name and to do all things which may be necessary or desirable for the

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Employer to obtain for itself or its nominee the full benefit of each and every such invention, copyright work, design or technical know-how. A certificate in writing signed by the Reporting Officer or any Director or the Secretary of the Employer that any instrument or act falls within the authority hereby conferred will be conclusive evidence to that effect so far as any third party is concerned.

9.	Restrictive Covenants

9.1	For the period of twelve months after the termination of your Employment under this Agreement, you will not directly or indirectly:

9.1.1	be engaged or concerned or interested in any business carried on within the Restricted Area wholly or partly in competition with any Restricted Business (save for the holding, as a passive investor only, of not more than 5% of the issued ordinary shares of any company of a class which are listed or traded on the London Stock Exchange or other investment exchange permitted by the Reporting Officer);

9.1.2	seek or accept, in any capacity whatsoever, any business, orders or custom which is in competition with any Restricted Business from any Customer;

9.1.3	induce or attempt to persuade any Employee to leave employment or engagement by the Employer or any Group Company or offer employment or engagement to any Employee; or

9.1.4	make or cause to be made any statements which disparage, are inimical to, or damage the reputation or standing of the Employer or any of its Group Companies or any of its or their agents, officers, directors, or employees.

9.2	You will not at any time after the termination of your Employment under this Agreement, directly or indirectly:

9.2.1	induce or seek to induce, by any means involving the disclosure or use of Confidential Information, any Customer to cease dealing with the Employer or any Group Company or to restrict or vary the terms upon which it deals with the Employer or any Group Company;

9.2.2	disclose or make use of any Confidential Information; or

9.2.3	represent yourself or permit yourself to be held out as having any connection with or interest in the Employer or any Group Company.

9.3	Each restriction in Clause 9 (whether drafted separately or together with another) is independent and severable from the other restrictions and enforceable accordingly. If any restriction is unenforceable for any reason but would be enforceable if part of the wording were deleted, it will apply with such deletions as may be necessary to make it enforceable.

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9.4	The Employer may transfer or assign its rights under this Clause 9 to its successors in title. You may not transfer or assign any rights or obligations under this Clause 9.

10.	Termination of Agreement

10.1	This Agreement will automatically terminate (without any requirement for notice or compensation):

10.1.1	when you reach the normal retirement age for directors of the Employer; or

10.1.2	if you are prohibited by law from being a director.

10.2	The Employer will be entitled, by the Reporting Officer giving notice, to terminate this Agreement with immediate effect (and without compensation) if you:

10.2.1	commit any act of gross misconduct or repeat or continue after receiving written warning from the Reporting Officer any other breach of your obligations under this Agreement; or

10.2.2	engage in such conduct outside work or fall into such disrepute that your continued employment is likely to materially prejudice the interests of the Employer or Group; or

10.2.3	are convicted of any criminal offence which is punishable with 6 months or more imprisonment (save for any motoring offence for which you are not sentenced to a term of immediate or suspended imprisonment); or

10.2.4	commit any criminal offence involving an act of dishonesty, whether or not relating to your employment; or

10.2.5	become bankrupt or make any arrangement or composition with your creditors generally; or

10.2.6	resign of your own volition your office as a director of the Employer or any Group Company (other than at the request of the Reporting Officer or a majority of the shareholders of the Employer).

10.3	The Employer will be entitled to terminate this Agreement notwithstanding Clause 6.2 or your entitlement (if any) at that time to sick pay or benefits under any permanent health or long term incapacity plan, by notice from the Reporting Officer which is not less than your then entitlement to statutory minimum notice plus a week given at any time when you have been absent from work due to Incapacity for a period or periods aggregating 130 days in the preceding 12 months provided that the Reporting Officer will withdraw any such notice if, before it expires, you resume your duties full time and provide medical evidence satisfactory to the Reporting Officer that you are fully recovered and that no recurrence of your Incapacity can reasonably be anticipated.

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10.4	The Employer may, in addition to its rights of termination under Clause 10.2 and Clause 10.3, by the Reporting Officer serving written notice, impose a Garden Leave Period (as defined in Clause 10.10) on you and/or, at the end of such Garden Leave Period (if any), terminate this Agreement by paying you the Liquidated Damages and Agreed Restriction Payment in extinction of all and any claims against the Employer or any Group Company which you then have or may in the future have arising out of this Agreement, its termination or your holding or loss of any office (save for any claim you may have for payment of sums which have accrued pursuant to Clauses 2.1, 2.3, 3,4,5 and/or 6 but not been paid to you in respect of any period ending on or prior to the date of termination of this Agreement) and in consideration for the agreed restrictions set out in Clauses 10.7, 10.8 and 10.9. You acknowledge that the Liquidated Damages and Agreed Restriction Payment set out in Clause 10.5 represents a genuine pre-estimate of your loss on a termination of the Employment pursuant to Clause 10.4 plus a payment in consideration for the agreed restrictions set out in Clauses 10.7, 10.8 and 10.9.

10.5	The Liquidated Damages and Agreed Restriction Payment is the amount which (subject to deduction of income tax and/or national insurance contributions as required by law) is equal to the aggregate of:

10.5.1	the Base Salary (at the rate then payable under Clause 2.1); and

10.5.2	the company pension contributions (at the rate then payable under Clause 3.6); and

10.5.3	the taxable value (at the rate then applicable) of the fringe benefits to which you are entitled under Clause 3.1 or 3.2, and Clauses 3.4 and 3.5; and

10.5.4	the bonus entitlement (if any) under Clauses 2.3 and 2.4;

which would have been paid to you in respect of the period by which the period set out in Clause 10.6 (the “Relevant Period”) exceeds the length of any Garden Leave Period imposed, each of the entitlements or instalments of each of the entitlements set out above at sub-clauses 10.5.1 to 10.5.4 (inclusive) to be discounted back for early payment at the rate of LIBOR for the period (the “Discount Period”) from (a) the relevant dates upon which each of the entitlements or instalments of each of the entitlements set out above at sub-clauses 10.5.1 to 10.5.4 (inclusive) would have accrued (up to and ending on the expiry of the Relevant Period) had this Agreement not been so terminated to (b) the date of termination of this Agreement. In calculating the discount to be applied to an entitlement or instalment of an entitlement where the Discount Period is less or more than one year, the method of calculation will be such as ensures that the relevant annualised discount rate will neither exceed nor be less than LIBOR.

10.6	Where the Employer terminates this Agreement pursuant to Clause 10.4 during the First Employment or the Fixed Period, the Relevant Period for the purposes of Claus 10.5 will be the period commencing on the date of termination and ending on the date on which the Fixed Period would have ended had the Employment not been terminated or, if greater, 12 months. Where the Employer terminates this Agreement on a date after the expiry of the Fixed Period, the Relevant Period for the purposes of Clause 10.5 will be 12 months.

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10.7	Where the Employer terminates this Agreement pursuant to Clause 10.4 during the First Employment or the first 6 months of the Second Employment, you agree to be bound by restrictive covenants in the same terms as set out in Clause 9.1 hereof for the period commencing on the date of termination and ending on the date on which the Fixed Period would have ended (had the Employment not been terminated).

10.8	Where the Employer terminates this Agreement pursuant to Clause 10.4 during the second or third 6 months of the Second Employment, you agree to be bound by restrictive covenants in the same terms as set out in Clause 9.1 hereof for the period commencing on the date of termination and ending on the date 12 months after the date on which the Fixed Period would have ended (had the Employment not been terminated).

10.9	Where the Employer terminates this Agreement pursuant to Clause 10.4 after the third 6 months of the Second Employment, you agree to be bound by restrictive covenants in the same terms as set out in Clause 9.1 hereof for the period commencing on the date of termination and ending on the date 12 months after the date of termination.

10.10	The Garden Leave Period is the period after notice has been given by either party under Clause 1.1, commencing on the date specified in the notice referred to in Clause 10.4 (such date to be on or after the date of that notice) and ending on such date as the Reporting Officer determines (not later than the expiry of the notice given under Clause 1.1), provided that such period shall not exceed 6 months in aggregate, during which the Employer, by the Reporting Officer serving written notice, may at any time or at all times;

10.10.1	require you to resign (without any claim for compensation) from any offices and/or appointments which you hold as a director, nominee or representative of the Employer or any Group Company; and/or

10.10.2	require you to transfer, without payment, to the Employer (or as the Employer may direct) any qualifying shares or nominee shareholdings provided to you by or held by you in or on behalf of any Group Company; and/or

10.10.3	require you to return to the Employer on request any documents, computer disks and tapes and other tangible items in your possession or under your control which belong to the Employer or any Group Company or which contain or refer to any Confidential Information; and/or

10.10.4	require you to delete all Confidential Information from any computer disks, tapes or other re-usable material in your possession or under your control and destroy all other documents and tangible items in your possession or under your control which contain or refer to any Confidential Information; and/or

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10.10.5	suspend you from the performance of all or any of your duties under this Agreement (without prejudice to your right, during such period, to carry on or become concerned or interested in any business activity, trade or hold any public office, directorship or other occupation which you have disclosed to the Reporting Officer and which, in the Reporting Officer’s opinion, is neither similar to nor wholly or partly in competition with any Restricted Business, does not require you to disclose any Confidential Information and will not otherwise prejudice the Employer’s interests) and/or

10.10.6	appoint a replacement to hold the same or similar job title as you and/or to carry out all or any of your duties instead of you; and/or

10.10.7	exclude you from all or any premises of the Group; and/or

10.10.8	require you not, without the prior consent of the Reporting Officer, to engage in any contact (whether or not at your own instance) with any customer, supplier, employee, director, officer or agent of any company in the Group which touches and concerns any of the business affairs of the Group.

10.11	If you fail to comply with Clauses 10.10.1 and/or 10.10.2 within seven days of being so required, the Employer is hereby irrevocably authorised to appoint some person in your name and on your behalf to sign any document or do any thing necessary or requisite to effect such resignation(s) and/or transfer(s).

11.	Interpretation

11.1	The headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

11.2	Any reference in this Agreement to any Act or delegated legislation shall include any statutory modification or re-enactment of it or of the provision referred to.

11.3	In this Agreement:

“Confidential Information” means all and any information (whether or not recorded in documentary form or on computer disk or tape) of the Employer, any Group Company or any of its or their customers, suppliers or agents which the Employer or the relevant Group Company designates or treats as confidential or in respect of which the Employer or the relevant Group Company owes an obligation of confidentiality to a third party which is not part of your own stock in trade and which is not readily ascertainable to persons not connected with the Employer, either at all or without a significant expenditure of labour, skill or money, and which is not generally available to the public (other than through a wrongful act or omission by you).

“Customer” means any person with whom you or anyone working under your supervision or control deals personally who, at the termination of your employment, is negotiating with the Employer or any Group Company for Restricted Business or with whom the Employer or any Group Company has conducted any Restricted Business at :my time during the final two years of your employment with the Group.

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“Employee” means any person who is and was, at any time during the period of two years prior to the termination of your employment, employed or engaged by the Employer or any Group. Company in a senior management, senior technical or senior sales position and who, by reason of such position, possesses any Confidential Information or is likely to be able to solicit the custom of any Customer or to induce any Customer to cease dealing with the Employer or any Group Company, were he to accept employment or engagement in a business which is similar to or in competition with any Restricted Business.

“Group Company” means any company which is for the time being (a) a subsidiary of the Employer, (b) a company (other than a subsidiary) in which the Employer beneficially holds not less than 25% of the share capital, (c) a holding company of the Employer, (d) a holding company of a holding company of the Employer, or (e) a company which is a subsidiary of a holding company of the Employer or in which a holding company of the Employer beneficially holds not less than 25% of the share capital, and the words “subsidiary” and “holding company” shall have the meanings given to them in Section 736 of the Companies Act 1985 (as amended by the Companies Act 1989).

“Group” means the Employer and each Group Company.

“LIBOR” means the rate at which Barclays Bank plc is offering to prime banks in the London Interbank Market for one month deposits in Sterling at or about 11am (London time) on the date of termination of this Agreement (or the following business day if the date of termination is not a business day).

“Reporting Officer” means the individual officer of American Greetings Corporation designated by that company as Reporting Officer for these purposes.

“Restricted Area” means England, Scotland, Wales, Northern Ireland and Eire and any other country in which the Employer or any Group Company carries on or has implemented proposals to carry on any Restricted Business as at the termination of your employment.

“Restricted Business” means the production, marketing, sales and distribution of greeting cards and any other business carried on or proposed to he carried on (to the extent such proposals to carry on such business have been implemented) by the Employer or any Group Company in which you worked or about which you knew Confidential Information to a material extent at any time during the final two years of your employment with the Group.

12.	General

You are not subject to any particular disciplinary rules or procedures but should conduct yourself in a thoroughly professional manner at all times. In order to investigate a complaint of breach of contract or misconduct against you, the Employer is entitled to suspend you on full pay for so long as the Reporting Officer reasonably considers appropriate in all the circumstances to carry out a disciplinary investigation and/or hearing.

Executive Service Contract: John Charlton	14

12.2	If you have a grievance relating to your employment (other than one relating to a disciplinary decision), you should refer that grievance to the Reporting Officer whose decision will be final and binding on you.

12.3	This Agreement together with the terms of the Carlton Cards Employee Handbook (as amended from time to time and with references therein to the “Company” read as referring to the Employer, save that where these terms are inconsistent with this Agreement, the terms of this Agreement shall take precedence) any documents referred to in it is in substitution for any representations and warranties made by or on behalf of the Employer and any previous contracts of employment or for services between you and the Employer or any Group Company (which are deemed to have been terminated by mutual consent).

12.4	No omission to exercise or delay in exercising any right, power or remedy provided to the Employer by law or under this Agreement will be a waiver of it.

12.5	No variation to this contract will be of any effect unless it is agreed in writing and signed by or on behalf of both parties. In the case of the Employer no variation shall be effective unless approved by the Reporting Officer.

12.6	The termination of this Agreement will not affect such of the provisions of this Agreement as are expressed to operator to have effect after termination and will be without prejudice to any accrued rights or remedies of the parties.

12.7	The validity, construction and performance of this Agreement is governed by English law.

12.8	Any and all disputes and claims between the parties relating to the validity, construction, performance or termination of this Agreement shall be referred to arbitration under the London Bar Arbitration Scheme by a single arbitrator to be appointed by or on behalf of the Chairman for the time being of the London Common law and Commercial Bar Association. The parties exclude all and any rights of appeal from all and any awards to the extent that such exclusion may be validly made.

12.9	Any notice to be given by a party under this Agreement must be in writing in the English language and must be delivered by hand or sent by first class post or equivalent postal service, telex, facsimile transmission or other means of telecommunication in permanent written form (provided that the addressee has his or its own facilities for receiving such transmissions) to the last known postal address or appropriate telecommunication number of the other party. Where notice is given by any of the prescribed means, it is deemed to be received when in the ordinary court of that means of transmission, it would be received by the addressee. To prove the giving of a notice, it is sufficient to show that it has been despatched. A notice has effect from the sooner of its actual or deemed receipt by the addressee.

Executive Service Contract: John Charlton

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS DOCUMENT AS A DEED ON THE DATE FIRST ABOVE WRITTEN:

Executed by (Director) and	)	/s/ Kevin Vaux

(Director/Secretary) for and on	)

behalf of HANSON WHITE GROUP LIMITED	)

Executed by (Director) and	)

(Director/Secretary) for and on	)

behalf of HANSON WHITE GROUP LIMITED	)

Executed by John Charlton	)	/s/ John Charlton

in the presence of: /s/ Scott Nelson	)

WITNESS NAME:	Scott Nelson
WITNESS ADDRESS:	London, EC2
WITNESS OCCUPATION:	Solicitor